Exhibit 99.1

IPG PHOTONICS ANNOUNCES FOURTH QUARTER 2025 FINANCIAL RESULTS
Delivered Revenue and Bookings Growth on Increased Demand and Execution on Strategic Initiatives
Planned Inventory Management and Tariffs Impacted Gross Margin
MARLBOROUGH, Mass. – February 12, 2026 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter ended December 31, 2025.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data and percentages)	2025	2024	Change	2025	2024	Change
Revenue	$274.5	$234.3	17%	$1,003.8	$977.1	3%
Gross margin	36.1%	38.6%		38.0%	34.6%
Operating income (loss)	$3.3	$14.0	(76)%	$13.1	$(208.3)	NM
Operating margin	1.2%	6.0%		1.3%	(21.3)%
Net income (loss)	$13.3	$7.8	71%	$31.1	$(181.5)	NM
Earnings (loss) per diluted share	$0.31	$0.18	72%	$0.73	$(4.09)	NM
Non-GAAP Measures*
Adjusted gross margin	37.6%	38.8%		38.7%	37.9%
Adjusted EBITDA	$41.2	$37.3	11%	$142.4	$144.8	(2)%
Adjusted earnings per diluted share	$0.46	$0.30	53%	$1.42	$1.66	(14)%

*Adjusted gross margin, adjusted EBITDA and adjusted earnings per diluted share include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this earnings release.
NM - not meaningful.
Management Comments
“We delivered fourth quarter results above our expectations with another quarter of double-digit year-over-year revenue growth,” said Dr. Mark Gitin, Chief Executive Officer of IPG Photonics. “Our performance was driven by the team’s execution on our key strategic initiatives, growth in additive and battery manufacturing, and continued stabilization in industrial demand. We have strengthened our organization, improved operational discipline, and continued to invest in innovation and new product roadmaps to ensure that IPG is well positioned for long-term, sustainable and profitable growth."
Financial Highlights
Fourth quarter revenue of $274 million increased 17% year over year, driven by growth across materials processing, medical, and advanced applications. Changes in foreign exchange rates increased revenue growth by approximately 2%. Materials processing sales accounted for 85% of total revenue and increased 17% year over year, driven by growth in welding, marking, additive manufacturing applications, and cleaning, partially offset by lower sales in micromachining. Other applications sales increased 15% year over year, driven by higher revenue in medical and advanced applications. Emerging growth products accounted for 54% of total revenue, increasing from 52% in the prior quarter. By region, sales increased 19% in Asia, 23% in North America, and 6% in Europe on a year-over-year basis.
GAAP gross margin of 36.1% decreased year over year due to higher product cost and tariffs, partially offset by lower inventory provisions. Adjusted EBITDA was $41.2 million and adjusted earnings per diluted share (EPS) was $0.46 in the fourth quarter. During the fourth quarter, IPG spent $18 million on capital expenditures and $4 million on share repurchases.

Exhibit 99.1
Authorization of New Share Repurchase Program
The Board of Directors has authorized a new program to purchase up to $100 million of IPG common stock. Share repurchases may be made periodically in open-market or other transactions and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares. Repurchases may be commenced or suspended from time to time without prior notice.
Business Outlook and Financial Guidance
“Our focus on execution with a backdrop of improving market demand is reflected in the fourth quarter book-to-bill ratio, which was firmly above one on higher revenue. We are seeing signs of improved industrial activity as the U.S. continues to strengthen and demand across Asia remains resilient, balanced against a more cautious outlook in parts of Europe and some lingering macroeconomic uncertainty. We remain well positioned to drive revenue growth by leveraging our market leadership in industrial applications and expanding laser use cases into high-growth areas such as medical, micromachining, and defense," concluded Dr. Gitin.
For the first quarter of 2026, IPG expects revenue of $235 million to $265 million, adjusted gross margin between 37% and 39% and operating expenses of $90 million to $92 million. IPG anticipates delivering adjusted earnings per diluted share in the range of $0.10 to $0.40 and adjusted EBITDA in the range of $25 million to $40 million.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, product demand, order cancellations and delays, competition, tariffs and retaliatory tariffs, currency fluctuations and general economic conditions. The current uncertainty related to the trade environment and tariff policies increases the risks to the outlook that we have provided. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.85, Japanese yen 157 and Chinese yuan 7.03, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and Fourth Quarter 2025 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, February 12, 2026 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions, making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability, and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including those statements related to IPG being well positioned for long-term, sustainable and profitable growth, signs of improved industrial activity, being well positioned to drive revenue growth by leveraging our market leadership in industrial applications and expanding laser use cases into high-growth areas such as medical, micromachining, and defense, and statements related to shares repurchases, revenue, adjusted gross margin and operating expenses outlook, adjusted earnings per diluted share and adjusted EBITDA guidance, including the expected impact of tariffs, and the impact of the U.S. dollar on our guidance for the first quarter of 2026. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and tariff policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 20, 2025) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share data)
Net sales	$274,471	$234,337	$1,003,777	$977,134
Cost of sales	175,398	143,993	622,314	638,979
Gross profit	99,073	90,344	381,463	338,155
Operating expenses:
Sales and marketing	24,109	21,864	97,862	89,582
Research and development	28,771	25,738	117,402	109,783
General and administrative	40,358	28,893	143,140	124,313
Net loss from divestiture and sale of assets	—	—	—	190,201
Impairment of long-lived assets	—	440	—	27,006
Restructuring charges	176	—	601	—
Loss (gain) on foreign exchange	2,341	(543)	9,354	5,524
Total operating expenses	95,755	76,392	368,359	546,409
Operating income (loss)	3,318	13,952	13,104	(208,254)
Other income, net:
Interest income, net	7,129	7,409	29,857	45,467
Other income, net	109	651	2,135	899
Total other income	7,238	8,060	31,992	46,366
Income (loss) before provision for income taxes	10,556	22,012	45,096	(161,888)
Provision for income taxes	(2,714)	14,197	14,000	19,638
Net income (loss)	$13,270	$7,815	$31,096	$(181,526)
Net income (loss) per common share:
Basic	$0.32	$0.18	$0.73	$(4.09)
Diluted	$0.31	$0.18	$0.73	$(4.09)
Weighted average common shares outstanding:
Basic	42,101	42,652	42,345	44,336
Diluted	42,620	42,781	42,650	44,336

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2025	2024
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$403,790	$620,040
Short-term investments	435,538	310,152
Accounts receivable, net	181,734	171,131
Inventories	313,416	284,780
Prepaid income taxes	43,196	17,592
Prepaid expenses and other current assets	45,766	27,300
Total current assets	1,423,440	1,430,995
Long-term investments	76,533	—
Deferred income taxes, net	123,889	115,031
Goodwill	71,735	67,241
Intangible assets, net	49,933	55,376
Property, plant and equipment, net	637,516	588,375
Other assets	41,234	32,246
Total assets	$2,424,280	$2,289,264
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$39,288	$35,385
Accrued expenses and other current liabilities	184,849	152,048
Income taxes payable	9,900	17,586
Total current liabilities	234,037	205,019
Other long-term liabilities and deferred income taxes	62,113	59,774
Total liabilities	296,150	264,793
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,964,939 and 42,127,067 shares issued and outstanding, respectively, at December 31, 2025; 56,632,974 and 42,548,561 shares issued and outstanding, respectively, at December 31, 2024.	6	6
Treasury stock, at cost, 14,837,872 and 14,084,413 shares held at December 31, 2025 and December 31, 2024, respectively.	(1,555,629)	(1,505,321)
Additional paid-in capital	1,077,172	1,035,285
Retained earnings	2,644,964	2,613,868
Accumulated other comprehensive loss	(38,383)	(119,367)
Total stockholders' equity	2,128,130	2,024,471
Total liabilities and stockholders' equity	$2,424,280	$2,289,264

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$31,096	$(181,526)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66,854	61,443
Impairment of long-lived assets	—	27,006
Provisions for inventory, warranty & bad debt	43,314	90,377
Net loss from divestiture and sale of assets	—	190,201
Other	19,397	(1,124)
Changes in assets and liabilities that (used) provided cash, net of acquisitions:
Accounts receivable and accounts payable	(427)	45,301
Inventories	(52,918)	47,725
Other	(31,972)	(31,507)
Net cash provided by operating activities	75,344	247,896
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(78,798)	(98,524)
Proceeds from sales of property, plant and equipment	922	28,578
Purchases of investments	(943,323)	(713,151)
Proceeds from maturities of investments	755,421	1,083,464
Acquisitions of businesses, net of cash acquired	505	(66,738)
Net cash outflow from divestiture	—	(25,324)
Other	43	427
Net cash (used in) provided by investing activities	(265,230)	208,732
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards less proceeds from issuance of common stock under employee stock options	(1,060)	4,195
Purchase of treasury stock, at cost including excise tax	(53,132)	(343,816)
Net cash used in financing activities	(54,192)	(339,621)
Effect of changes in exchange rates on cash and cash equivalents	27,828	(11,641)
Net (decrease) increase in cash and cash equivalents	(216,250)	105,366
Cash and cash equivalents — Beginning of period	620,040	514,674
Cash and cash equivalents — End of period	$403,790	$620,040
Supplemental disclosures of cash flow information:
Cash paid for interest	$226	$277
Cash paid for income taxes	$57,008	$40,632
Cash paid for excise tax on net share repurchases	$3,113	$1,893

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Use of Non-GAAP Adjusted Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”) and are provided as supplemental information to enhance understanding of the Company’s financial performance. These measures should not be considered as a substitute for, or superior to, GAAP financial measures. The following information provides the definition of adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted net earnings per share (EPS), and adjusted tax rate as presented, which are financial measures that are not calculated or presented in accordance with GAAP, and reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted EPS, and an adjusted tax rate as supplemental information and in addition to the financial measures presented by the Company that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measure presented by the Company.

We define adjusted gross profit as reported gross profit, adjusted for non-recurring, infrequent, or unusual changes, including acquisition and integration charges and amortization of acquisition-related intangibles.

We define adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted operating income as reported income from operations, adjusted for non-recurring, infrequent, or unusual charges, including acquisition and integration charges, amortization of acquisition-related intangibles, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define EBITDA as net income plus interest expense (income), provision for income taxes, depreciation expense, and amortization expense.

We define adjusted EBITDA as EBITDA adjusted for non-recurring, infrequent, or unusual charges, and other adjustments that the Company believes appropriate, including stock-based compensation, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define adjusted net income as reported net income, adjusted for non-recurring, infrequent, or unusual changes, and other adjustments that the Company believes appropriate, including amortization of acquisition-related intangibles, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture, certain discrete tax items and non-GAAP income tax reconciling adjustments.

We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.

We define adjusted tax rate as the GAAP tax rate, adjusted for discrete tax items and the net impact of non-GAAP adjustments.
Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. Specifically, these non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts.

In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies. Management may, however, utilize other measures to illustrate performance in the future. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided below. These non-GAAP measures exclude (i) special inventory provisions, (ii) amortization of acquisition-related intangibles, (iii) restructuring charges, (iv) acquisition and integration costs, (v) goodwill and intangible asset impairments, (vi) long-lived asset impairments and accelerated depreciation of certain long-lived assets,

Exhibit 99.1
(vii) foreign exchange gains/losses, (viii) interest income, (ix) benefit (provision) from income taxes, (x) depreciation, (xi) amortization, (xii) stock-based compensation, (xiii) gain/loss on disposal of assets/divestiture, (xiv) certain discrete tax items, and (xv) non-GAAP income tax reconciling adjustments.

We have not provided a quantitative reconciliation of forward-looking Non-GAAP adjusted earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP financial measures because we are unable to estimate with reasonable certainty the ultimate timing or amount of certain significant items without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact adjusted earnings per diluted share and adjusted EBITDA. This includes items that have not yet occurred, are out of the Company’s control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Our non-GAAP tax provision for the fiscal fourth quarter of 2025 is 16%. The difference between our GAAP income tax provision and our non-GAAP income tax provision is presented as non-GAAP income tax reconciling adjustments.

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP MEASUREMENTS (UNAUDITED)

Reconciliation of Gross Profit to Adjusted Gross Profit, Adjusted Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands, except percentages)
Gross profit	$99,073	$90,344	$381,463	$338,155
Gross margin	36.1%	38.6%	38.0%	34.6%
Special inventory provisions	—	—	—	29,884
Amortization of acquisition-related intangibles	849	631	3,777	2,000
Acquisition and integration charges	—	—	482	—
Accelerated depreciation of certain long-lived assets	3,168	—	3,168	—
Adjusted gross profit	$103,090	$90,975	$388,890	$370,039
Adjusted gross margin	37.6%	38.8%	38.7%	37.9%

Reconciliation of Operating income (loss) to Adjusted Operating Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Operating income (loss)	$3,318	$13,952	$13,104	$(208,254)
Special inventory provisions	—	—	—	29,884
Amortization of acquisition-related intangibles	2,292	1,753	9,790	5,933
Restructuring charges	176	—	601	—
Acquisition and integration charges	5,051	249	7,356	249
Impairment of long-lived assets and accelerated depreciation of certain long-lived assets	3,168	440	3,168	27,006
Loss (gain) on foreign exchange	2,341	(543)	9,354	5,524
Net loss from divestiture and sale of assets	—	—	—	190,875
Adjusted operating income	$16,346	$15,851	$43,373	$51,217

Exhibit 99.1
Reconciliation of Net income (loss) to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income (loss)	$13,270	$7,815	$31,096	$(181,526)
Interest income, net	(7,129)	(7,409)	(29,857)	(45,467)
Provision for income taxes	(2,714)	14,197	14,000	19,638
Depreciation	16,637	12,057	52,757	52,399
Amortization	3,418	2,762	14,097	9,044
EBITDA	$23,482	$29,422	$82,093	$(145,912)
Special inventory provisions	—	—	—	29,884
Impairment of long-lived assets	—	440	—	27,006
Stock based compensation	10,180	7,720	43,014	37,150
Restructuring charges	176	—	601	—
Acquisition and integration charges	5,051	249	7,356	249
Loss on foreign exchange	2,341	(543)	9,354	5,524
Net loss from divestiture and sale of assets	—	—	—	190,875
Adjusted EBITDA	$41,230	$37,288	$142,418	$144,776

Reconciliation of GAAP to Non-GAAP Net Income, and GAAP to Non-GAAP Net Income per Share, Diluted

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net income (loss)	$13,270	$7,815	$31,096	$(181,526)
Special inventory provisions	—	—	—	29,884
Impairment of long-lived assets and accelerated depreciation of certain long-lived assets	3,168	440	3,168	27,006
Amortization of acquisition-related intangibles	2,292	1,753	9,790	5,933
Restructuring charges	176	—	601	—
Acquisition and integration charges	5,051	249	7,356	249
Loss on foreign exchange	2,341	(543)	9,354	5,524
Net loss from divestiture and sale of assets	—	—	—	190,875
Certain discrete tax items	(2,390)	3,132	5,913	3,063
Tax impact of non-GAAP adjustments	(4,193)	32	(6,664)	(7,364)
Adjusted net income	$19,715	$12,878	$60,614	$73,644
Adjusted net earnings per diluted share	$0.46	$0.30	$1.42	$1.66
Weighted average diluted shares outstanding	42,620	42,781	42,650	44,336

Exhibit 99.1
Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Tax rate	(26)%	64%	31%	(12)%
Discrete tax items	23%	(14)%	(13)%	2%
Net impact of non-GAAP adjustments	19%	(4)%	2%	35%
Adjusted tax rate	16%	46%	20%	25%

During the first fiscal quarter of 2025, the Company refined its methodology to report non-GAAP measures. The change does not impact the Company’s financial position, cash flows, or GAAP consolidated results of operations. Prior period non-GAAP financial measures and the associated GAAP to non-GAAP reconciliations presented in this press release have been recast to conform to the current presentation.